Exhibit (a)(5)

SUPERIOR CONSULTANT COMMENCES DUTCH AUCTION TENDER OFFER

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SOUTHFIELD, Michigan, June 16, 2003 – Superior Consultant Holdings Corporation (Nasdaq: SUPC) has commenced a modified “Dutch Auction” Tender Offer to repurchase up to 650,000 shares of its outstanding common stock at a price not greater than $3.60 and not less than $2.85 per share. Superior is mailing stockholders of record the offer to purchase including the terms of the offer and instructions for tendering, and the same information has been made available for distribution to beneficial owners of the Company’s common stock. The tender offer will expire, unless extended, at 12:00 midnight, Eastern time, on Monday, July 14, 2003.

Under the tender offer, stockholders will have the opportunity to tender some or all of their shares at a price within the $2.85 to $3.60 price range. Based on the number of shares tendered and the prices specified by the tendering stockholders, Superior will determine the lowest single per share price within the range that will allow it to buy 650,000 shares, or such lesser number of shares that are properly tendered. If stockholders properly tender more than 650,000 shares at or below the determined price per share, Superior will purchase shares tendered by such stockholders, at the determined price per share, on a pro rata basis based upon the number of shares each stockholder tenders subject to preferences for holders of odd lots (stockholders owning less than 100 shares in the aggregate). All shares that have been tendered and not purchased will be promptly returned to the stockholder. Stockholders whose shares are purchased in the offer will be paid the determined purchase price per share net in cash, without interest, after the expiration of the offer period. The offer is not contingent upon any minimum number of shares being tendered. The offer is subject to a number of other terms and conditions that are specified in the offer to purchase being distributed to stockholders.

William Blair & Company, L.L.C. of Chicago, Illinois, is the Dealer Manager of this offering.

Stockholders who have questions or need assistance may contact the Information Agent, Morrow & Co., Inc. at, 445 Park Avenue New York, New York 10022, (800) 607-0088. Stockholders may obtain a free copy of the offer to purchase and other documents filed by the Company with the Securities and Exchange Commission by contacting Morrow & Co., Inc. or through the Securities and Exchange Commission’s Web site at www.sec.gov. Stockholders may also obtain information about the offer from Superior’s Web site at www.superiorconsultant.com.

Superior’s Board of Directors has approved the offer. However, the company, its Board of Directors, the Information Agent, the Dealer Manager and their respective affiliates make no recommendation to stockholders as to whether stockholders should tender or refrain from tendering their shares, or as to the purchase price or prices at which stockholders may choose to tender their shares. Stockholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and at what price. Stockholders should discuss whether to tender all or any portion of their shares with their broker or other financial and tax advisors.

Superior has been informed that it’s directors and executive officers do not intend to sell shares pursuant to the tender offer.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES. THE SOLICITATION AND THE OFFER TO BUY SUPERIOR’S COMMON STOCK WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT SUPERIOR IS MAILING TO ITS STOCKHOLDERS OF RECORD. STOCKHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS MAY OBTAIN ADDITIONAL INFORMATION REGARDING THIS OFFER AT THE COMPANY’S WEB SITE AT WWW.SUPERIORCONSULTANT.COM. STOCKHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE OFFER TO PURCHASE AND OTHER DOCUMENTS THAT WILL BE FILED BY SUPERIOR WITH THE SECURITIES AND EXCHANGE COMMISSION BY CONTACTING THE COMPANY’S INFORMATION AGENT, MORROW & CO., INC., OR AT THE SECURITIES AND EXCHANGE COMMISSION’S WEB SITE AT WWW.SEC.GOV.

Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including, but not limited to: “anticipate,” “believe,” “intends,” “estimates,” “promises,” “expect,” “should,” “conditioned upon” and similar expressions. This release contains forward-looking statements relating to future financial results or business expectations. Business plans may change as circumstances warrant. Actual results may differ materially as a result of factors and events which the company is unable to accurately predict or over which the company has no control. Such factors include, but are not limited to: the award or loss of significant client assignments, timing of contracts, recruiting and new business solicitation efforts, the healthcare market’s acceptance of and demand for the company’s offerings, demands upon and consumption of the company’s cash and cash equivalent resources or changes in the company’s access to working capital, regulatory changes and other factors affecting the financial constraints on the company’s clients, economic factors specific to healthcare, general economic conditions, unforeseen disruptions in transportation, communications or other infrastructure components, acquisitions under consideration, and the ability to integrate acquisitions on a timely basis. Additional information regarding these risk factors and others, and additional information concerning the company are included in the company’s reports on file with the Securities and Exchange Commission.

About Superior Consultant Holdings Corporation

Superior Consultant specializes in Digital Business Transformation™ services to the healthcare industry that enable clients to thrive in the information-driven economy. Superior’s outsourcing, management and information technology consulting services and solutions help clients plan and execute better business strategies and meet their fiscal challenges while advancing clinical quality. Superior’s best practices outsourcing model includes a full range of flexible business process and information technology solutions, including data center services, 24/7/365 network monitoring and help desk services, facility management, interim management, and application outsourcing services. For 19 years, Superior has been recognized as one of the most innovative within the healthcare industry and has been rewarded with full and partial outsourcing contracts, thousands of consulting engagements, approximately 150 interim management assignments, and nearly 3,000 clients.

For more information on Superior Consultant Holdings Corporation simply dial 1-800-PRO-INFO and enter the Company ticker: SUPC (a no-cost fax-on-demand service) or visit the Company’s Web site at http://www.superiorconsultant.com.